Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated February 28, 2013

Summary of Terms
Issuer:               JPMorgan Chase and Co.
Par:                  $1,000
Index:                JPMorgan ETF Efficiente 5 Index
Index ticker:         EEJPUS5E
Participation Rate:   115%*
Index Return:         (Ending Index Level -- Starting
                      Index Level) / Starting Index Level
Pricing Date:         March 26, 2013
Starting Index Level: The Index closing level on the
                      pricing date
Observation Date:     March 26, 2019**
Ending Index Level:   The Index closing level on the
                      Observation Date
Maturity Date:        March 29, 2019**
CUSIP:                48126DZG7

Return Profile

If the ending Index level is greater than its initial level, you will receive a cash payment that provides you with a return per $1,000 note equal to the Index return multiplied by the Participation Rate.

If held to maturity you will receive a full repayment of principal on the notes, even if the Index declines, subject to the credit risk of JPMorgan Chase and Co.

*To be determined on the Pricing Date, but not less than 115% **Subject to postponement as described in the accompanying term sheet

Index Return Note Return Payment at
                          Maturity
------------ ----------- ----------
  70.00%       80.50%    $1,805.00
------------ ----------- ----------
  50.00%       57.50%    $1,575.00
------------ ----------- ----------
  30.00%       34.50%    $1,345.00
------------ ----------- ----------
  20.00%       23.00%    $1,230.00
------------ ----------- ----------
  10.00%       11.50%    $1,115.00
------------ ----------- ----------
   0.00%       0.00%     $1,000.00
------------ ----------- ----------
  -10.00%      0.00%     $1,000.00
------------ ----------- ----------
  -20.00%      0.00%     $1,000.00
------------ ----------- ----------
  -30.00%      0.00%     $1,000.00
------------ ----------- ----------
  -50.00%      0.00%     $1,000.00
------------ ----------- ----------
  -70.00%      0.00%     $1,000.00

*** Reflects a Participation Rate of 115% for illustrative purposes and assumes a $1,000 investment. The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

6 year ETF Efficiente Note

OVERVIEW

JPMorgan ETF Efficiente 5 Index (the "strategy") is a cross-asset strategy that aims to maximize returns per unit of risk by using portfolio optimization technology. The strategy uses the concept of the efficient frontier to select the optimum portfolio from a universe of 12 exchange-traded funds and a cash index, and aims to maximize returns while targeting a realized volatility of
5%. The strategy rebalances monthly and is non-discretionary.

The Index levels incorporate an adjustment factor of 0.50% per annum which is deducted daily.

Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

May be appropriate for investors requiring asset and geographical diversification and full repayment of principal at maturity, subject to the credit risk of JP Morgan Chase and Co.

Hypothetical Returns*** $800

$700 -

6 year ETF Efficiente Note

North America Structured Investments

Selected Benefits

[] The Notes offer full repayment of principal at maturity, subject to the credit risk of JPMorgan Chase and Co.  [] Minimum denominations of $1,000  and integral multiples in excess thereof.
[] The Index dynamically allocates among the following 12 ETFs (the "ETF
Constituents") and the JPMorgan Cash Index USD
3 Month (the "Cash Constituent"), each a "Basket Constituent".

                       iShares([R]) Emerging                                                                   iShares([R]) MSCI
SPDR([R]) S and P 500([R])                                                         iShares([R]) Barclays 20+ Year
                       Markets Bond Fund       SPDR([R]) Gold Trust (GLD)                                      Emerging Markets
ETF Trust (SPY)                                                                Treasury Bond Fund (TLT)
                       (EMB)                                                                                   Index Fund (EEM)
---------------------- ----------------------- ------------------------------- ------------------------------- -----------------
iShares([R]) Russell   iShares([R]) Dow Jones                                  iShares([R]) iBOXX $
                                               iShares([R]) Barclays TIPS Bond
2000 Index Fund        Real Estate Index Fund                                  Investment Grade Corporate
                                               Fund (TIP)
(IWM)                  (IYR)                                                   Bond Fund (LQD)
---------------------- ----------------------- ------------------------------- ------------------------------- -----------------
iShares([R]) MSCI      iShares([R]) S and P GSCI[]
                                               JPMorgan Cash Index USD 3       iShares([R]) iBOXX $ High Yield
EAFE Index Fund        Commodity-Indexed       Month (JPCAUS3M)                Corporate Bond Fund (HYG)
(EFA)                  Trust (GSG)
---------------------- ----------------------- ------------------------------- ------------------------------- -----------------

Selected Risks

[] The notes may not pay more than the principal amount at maturity.
[] Payment on the Notes at maturity is subject to our credit risk.  Therefore the value of the Notes prior to maturity will be subject to changes in the market's view of our creditworthiness.

[] The stated payout of the note from the issuer, including the repayment of principal, only applies if you hold the notes to maturity.  [] The note do not have any interest or dividend payments or voting rights.
[] The strategy may not be successful.  It may not outperform an alternative strategy related to the ETF Constituents.
[] The strategy is subject to emerging markets risk, fixed income risks, currency exchange risk, real estate risk, ETF risks, small capitalization stock risk and the uncertain legal and regulatory regimes which govern commodities future contracts. [] Changes in the value of Basket Constituents may offset each other.
[]The Index applies monthly rebalancing and weighting caps that may reduce your return.
[]The Index has a limited operating history. Hypothetical Back-tested data related to the Index do not represent actual historical data and are subject to inherent limitations.
[] Upon the occurrence of a commodity hedging disruption event, the value of the additional amount will be determined by the calculation agent on the date of such event. Your payment at maturity will be based on, in part, a level of the Index prior to the Observation Date.

[] Our affiliate, JPMS plc, is the index calculation agent and may adjust the
Index in a way that affects its level.  [] The Index may be partially uninvested.  Any uninvested portion will earn no return.
[] The tax consequences of the Notes may be uncertain.  You should consult your tax adviser regarding the U. S.  federal income tax

consequences of an investment in the Notes.
[] Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity. The original issue price of the Notes includes the agent's commission and the estimated cost of hedging our obligations under the Notes.
As a result, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.
[] Lack of liquidity: JPMorgan Securities LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the Notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase Notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Many economic and market factors, such as Index volatility, time to maturity, interest rates and creditworthiness of the Issuer, will impact the value of the Notes prior to maturity.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of Notes, including acting as note calculation agent and index calculation agent, and hedging our obligations under the Notes.
It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the Notes decline.
The risks identified above are not exhaustive.  Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" in the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of JPMorgan Research Departments.
Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010309000965/symbol_guide.pd
f

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com